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NEWS                                        PHILIPS INTERNATIONAL REALTY CORP.
RELEASE                                     417 Fifth Avenue, New York, NY 10016
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For Immediate Release
April 28, 2000

                    PHILIPS INTERNATIONAL ANNOUNCES CONTRACTS
                       EXECUTED REGARDING ASSET SALES AND
                               PLAN OF LIQUIDATION

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New York, N.Y. - April 28, 2000 - Philips International Realty Corp. (NYSE -
PHR, the "Company"), a New York City based real estate investment trust, announced today that the Company has now executed various contracts pertaining to certain asset sales and the plan of liquidation authorized by a special committee of the independent members (the "Independent Committee") of its Board of Directors on April 17, 2000. Specifically, the contracts executed pertain to
(i) the disposition of fifteen shopping centers comprising the Company's New York area portfolio and certain other properties to the Kimco Income REIT, a private partnership in which Kimco Realty Corporation is a partner, for a total consideration of approximately $206 million (the "Kimco Transaction"), and (ii) the distribution of interests in four shopping center properties in Hialeah, Florida, and the sale of the Company's interests in two retail/residential redevelopment sites (having a total value of approximately $131 million), to certain limited partners (the "Unit Holders") in Philips International Realty, LP (the "Operating Partnership") including Mr. Philip Pilevsky, the Company's Chairman and CEO, in redemption of their entire interests in the Operating Partnership (the "Unit Holders' Transaction").

The Kimco Transaction contemplates the disposition of a total fifteen shopping centers in two transactions valued at approximately $68 million and $138 million. The $68 million transaction comprises the sale of seven properties and is expected to close, subject to the completion of due diligence, within forty five days. The $138 million transaction contemplates the purchase of the Company's interests in eight properties as part of the Company's plan of liquidation.

The Unit Holders' Transaction contemplates, in part, the distribution of the Company's interests in the Hialeah shopping centers to the Unit Holders in redemption of all their limited partnership interests in the Operating Partnership. These limited partnership interests will be valued for the purposes of this redemption at an amount approximately equal to the $18.50 per share expected to be distributed to the Company's public shareholders upon liquidation. Such valuation, when considered together with the assumption of debt encumbering the properties, will comprise fair value to the Company for the distributed assets.

The $138 million transaction with Kimco and the Unit Holders' Transaction comprise the plan of liquidation which will be submitted to the Company's public shareholders for approval. The Independent Committee has instructed management to proceed as expeditiously as possible to complete the foregoing sales transactions, solicit shareholder approval and liquidate the Company. However, it cautions shareholders that those shopping center properties now under contract for sale remain subject to the completion of due diligence, and a limited number of properties to be sold as part of the Company's liquidation have only recently been listed for sale.

Prudential Securities Incorporated has acted as the Company's financial advisor in exploring alternatives to maximize shareholder value, and has rendered a fairness opinion to the Independent Committee with regard to the Kimco Transaction. The Independent Committee was further advised by Houlihan Lokey Howard & Zukin Financial Advisors who rendered a fairness opinion in connection with the Unit Holders' Transaction, as well as the transaction in its entirety.


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Note: Certain statements in this release regarding anticipated operating results and time are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the statements and projections are based upon reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include economic downturns, successful and timely completion of acquisitions, renovations and development programs, leasing activities and other risks associated with the commercial real estate business, and as detailed in the Company's filings from time to time with the Securities and Exchange Commission.

Contact: Louis J. Petra
         President
         Philips International Realty Corp.
         (212) 951-3828